AGREEMENT

THIS AGREEMENT is made and entered into as of this 4th day of October, 2006, by and between Interpharm, Inc., having its principal place of business at 75 Adams Avenue, Hauppauge, New York, 11788 (“Interpharm”), and Tris Pharma, Inc. having its principal place of business at 2033 Route 130, Suite D, Monmouth Junction, NJ 08852 (“Tris”).

RECITALS

A.  Interpharm is engaged in, among other things, the marketing and sale of finished drug products;

B.  Tris is engaged in, among other things, research and product development of pharmaceutical liquids and manufacturing of pharmaceutical products;

C.  Interpharm and Tris desire to establish a relationship pursuant to which Tris will develop and manufacture, and Interpharm will market and sell, certain pharmaceutical liquids;

D.  Interpharm and Tris previously entered into an agreement for the development of liquid products dated as of February 24, 2005 (the “Prior Agreement”);

E.  As set forth below, this Agreement shall supersede the Prior Agreement, which shall be of no further force or effect;

F.  On February 24, 2005, Interpharm and Tris entered into an agreement whereby Tris is to transfer certain research and technology to Interpharm which it will use to develop and manufacture certain solid oral dosage pharmaceutical products (the “Solids Agreement”);

G.  On July 6, 2005, Interpharm and Tris entered into an amendment to the Solids Agreement (“Amendment No. 1”) to add certain pharmaceutical products to the Solids Agreement;

H.  On April 28, 2006, Interpharm and Tris entered into an amendment (Amendment No. 2) to the Solids Agreement, as amended by Amendment No. 1; and

I.  On October 4, 2006, Interpharm entered into an Amendment No. 3 to the Solids Agreement, as amended by Amendment No. 1 and Amendment No. 2.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants and obligations set forth herein, Interpharm and Tris hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. “ANDA” shall mean the Abbreviated New Drug Application for a Product filed with the FDA by Interpharm, and any supplements thereto.

1.2  “API” shall mean the active pharmaceutical ingredient for a Product.

1.3  “Commercialization” shall mean the use of Commercially Reasonable efforts for the commercial marketing and sale of a Product in the Territory, including advertising, education, planning, marketing, promotion, distribution, market and product support studies for the Products in the Territory.

1.4  “Commercially Reasonable” shall mean a party’s reasonable efforts and diligence in accordance with its business, legal, medical and scientific judgment, taking into account the competitiveness of the marketplace, the proprietary position of a Product, the regulatory structure involved, the profitability of a Product, and other relevant factors including, without limitation, technical, legal, scientific or medical factors.

1.5  “Confidential Information” shall mean, with respect to a party, all information of any kind whatsoever (including without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which is disclosed by such party to the other party and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party, including all Product Details and this Agreement. Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party, or (e) to have been independently developed by employees or agents of the other party without the use of such information disclosed by the disclosing party to the other party.

1.6  “Direct Labor and Benefits” shall mean that portion of basic wages, labor and related payroll taxes and employee benefits spent in actual production of a Product which can be identified with or charged to a Product.

1.7  “FDA” shall mean the United States Food and Drug Administration, and any successor agency thereto.

1.8  “GMP” shall mean current Good Manufacturing Practices promulgated by the FDA.

1.9  “Labeling” shall mean all labels and other written, electronic, printed or graphic matter upon (i) a Product or any container or wrapper utilized with a Product, or (ii) any written material accompanying a Product, including, without limitation, package inserts.

1.10  “Liquids Pro Rata Share” shall mean, with respect to a Party, such Party’s portion contributed to the Liquids Set Aside Amount in proportion to the other Party.

1.11  “Liquids Set Aside Amount” shall mean an amount of money equal to: (i) the Initial Payment, (ii) the Second Payment, (iii) the Third Payment, (iv) the Fourth Payment and (v) all Research and Development Costs.

1.12  “Losses” shall mean any liabilities, damages, costs or expenses, including reasonable attorney's fees, incurred by either party which arise from any claim, lawsuit or other action by a third party.

1.13 “Manufacturing Costs” shall mean, with respect to a Product, raw material costs, Product components and the actual cost of manufacturing a Product, including the cost of Direct Labor and Benefits, and Manufacturing Overhead, all determined in accordance with U.S. Generally Accepted Accounting Principles. Upon Interpharm’s prior written approval which shall not be unreasonably withheld, Manufacturing Costs shall include, to the extent applicable, the cost to Tris of having some portion of the manufacturing process (e.g., particle size reduction of API), performed by a third party.

1.14  “Manufacturing Overhead” shall include a pro-rata portion of all operating expenses incurred by and in support of the particular manufacturing cost centers, purchasing department and quality assurance operations, with respect to a Product, including indirect labor, related payroll taxes, employee benefits, depreciation, taxes, insurance, rent, repairs and maintenance, supplies, utilities, and factory administrative expenses. The pro-rata portion of operating expenses shall be determined by taking the total output of Products during the applicable period divided by Tris’ manufacturing capacity and multiplying the result by the total amount of liquid products manufacturing overhead for the applicable period. Manufacturing Overhead shall exclude selling, general and administrative, research and development, and, interest expenses and all debt service payments of Tris (other than interest expenses and debt service payments which are related to manufacturing which may be included in Manufacturing Overhead).

1.15  “Net Profits” shall mean the gross invoice sales of Product to third parties, less the following deductions:

1.15.1  any statutory or contractual liability for rebates to be paid to any government entity, including but not limited to, rebates to be paid pursuant to Medicaid rebate legislation and state and local government rebate programs;

1.15.2  cash discounts;

1.15.3  any adjustments for allowances or credits for returned Product, damaged Product, commercial rebates, promotional allowances given in lieu of price adjustments, chargebacks, shelf stock adjustments, trade discounts or any similar and then customary discounts, credits or adjustments, whether or not such commercial rebates, or trade discounts are paid directly to the customer;

1.15.4   actual freight, shipping and insurance costs incurred by Interpharm;

1.15.5  actual bad debts;

1.15.6  all costs incurred as the result of any recall, field correction, market withdrawal, stock recovery, or other similar action with respect to any Product that is not recovered through insurance or other third-party claim;

1.15.7  all Manufacturing Costs incurred by Tris; and

1.15.8  all costs incurred for Packaging and Labeling.

Sales or transfers of Products to affiliates for ultimate use or resale by such persons shall be at prices (or deemed prices) that are consistent with sales made to non-affiliates of the same or a similar business type that make purchases in similar quantities. Similarly, any discounts, adjustments, rebates and allowances given to customers who are affiliates shall be consistent with such adjustments or allowances given to customers who are non-affiliates and are in the same or similar business and make purchases in similar quantities. In addition, if Interpharm enters into an agreement with a third party pursuant to which Interpharm agrees not to market a Product and, in consideration of that agreement, Interpharm receives rights to one or more other products or other monetary or non-monetary consideration, the revenues received by Interpharm from the sales of such other products and the fair market value of any other consideration shall be included in Interpharm’s Net Profits hereunder.

1.16  “Packaging” shall mean all primary containers, including blisters, cartons, shipping cases or any other like matter used in packaging or accompanying a Product, including electronic files.

1.17.    “Products” shall mean the pharmaceutical immediate release liquid products developed, manufactured and sold pursuant to this Agreement which are listed on Exhibit A hereto.

1.18.    “Product Details” shall mean all properties, specifications and formulations relating to a Product, including specifications and formulations of the API, and all properties, specifications, formulations and manufacturing processes for the finished product necessary for Tris to manufacture and Interpharm to file a complete and approvable ANDA with the FDA. Product Details shall also include such advice and counseling regarding information provided by Tris as may be reasonably required by Interpharm.

1.19  “Replacement Products” shall mean the Products that are listed on Exhibit B by Interpharm from time to time, and as may be amended from time to time.

1.20  “Research and Development Costs” shall mean biostudy costs, raw materials and all other costs incurred in connection with the research and development of the Products.

1.21. “Territory” shall mean the United States of America and its territories and possessions.

ARTICLE II

COOPERATION

2.1.  Termination of the Prior Agreement.  The Parties hereby agree that upon execution of this Agreement, the Prior Agreement shall be terminated and of no further force or effect, with neither Party having any further obligations thereunder. The Parties further agree to release and discharge each other from any and all liabilities, claims, actions, causes of action, suits, debts, sums of money, accounts and demands whatsoever, in law or equity, which either Party may have against the other, at any time, arising from the Prior Agreement.

2.2  Cooperation.  Upon and subject to the terms and conditions of this Agreement, Interpharm and Tris shall cooperate with respect to researching, developing, manufacturing and marketing of up to fourteen (14) Products listed on Exhibit A hereto. Tris hereby agrees that the development of each Product shall be completed such that Tris shall have taken all steps necessary for Interpharm to file an ANDA for each Product.

2.3  Tris’ Exclusivity Obligation. Tris shall not cooperate with any other person or entity with respect to the research, development, manufacture, supply or distribution of a Product in the Territory without the prior written consent of Interpharm during the term of this Agreement. For the avoidance of doubt, Tris may not provide Product Details for a Product to, or manufacture any Product for, any person or entity outside the Territory if such person or entity intends to, or will sell Products in the Territory. Tris shall take Commercially Reasonable steps to ensure that other parties do not sell Products in the Territory, including, but not limited to, requiring such other parties to agree not to do so and taking Commercially Reasonable actions to enforce such agreements. In the event that Products or Product Details are sold in the Territory in contravention of this Agreement, Tris hereby agrees that it shall pay over to Interpharm the greater of all profits earned with respect to such Products and Product Details or the amount of Interpharm’s lost profits as determined by the amount of Products sold in contravention of this Section.

2.4 Interpharm’s Exclusivity Obligation.

2.4.1  Interpharm hereby covenants not to in-license, market, sell, distribute or have marketed, have sold or have distributed any Competitive Product in the Territory during the Term. Notwithstanding the foregoing, if Interpharm or an Interpharm Affiliate acquires an entity or all or substantially all of the assets of an entity and such assets include, a Competitive Product, Interpharm shall use its Commercially Reasonable efforts to divest itself of such Competitive Product within one-hundred and twenty (120) days of the closing of such acquisition (subject to any binding commitments to customers), if such Competitive Product is not being sold commercially at such time. If, however, any sales of a Competitive Product are made, Tris shall be entitled to payment by Interpharm of the total Net Profits (determined on the same basis under this Agreement as in the case of the sale of the Product to which the Competitive Product relates) from the sales of such Competitive Product. For purposes hereof, a "Competitive Product" means, with respect to any Product, the generic AB rated product equivalent to the branded Product listed in Exhibit A.

2.4.2   Interpharm hereby covenants that it will not, without the prior written authorization of Tris, utilize the Product Details delivered hereunder to: (i) promote or actively solicit sale of a Product or advertise a Product, outside of the Territory; (ii) purchase or cause to be purchased a Product which Interpharm has represented, directly or indirectly, as being for the purpose of sale in the Territory for sale in any other country outside the Territory; or (iii) knowingly sell or distribute for resale a Product purchased hereunder to a third party who intends to sell outside of the Territory.

2.5. The Parties’ Responsibilities.

2.5.1  Interpharm’s Responsibilities.  Interpharm shall be responsible for:

2.5.1.1  Making the following payments to Tris. In the event that Interpharm fails to make any of the following payments, Tris’ sole remedy shall be the commencement of an arbitration in accordance with Section 8.2:

2.5.1.1.1   An initial payment of $250,000 to Tris, which has already been paid by Interpharm and which Tris hereby acknowledges receiving from Interpharm as of the date hereof (the “Initial Payment”);

2.5.1.1.2  $500,000 to Tris upon execution of this Agreement;

2.5.1.1.3  [Intentionally left blank.]

2.5.1.1.4  $250,000 to Tris by December 15, 2006 (the “Fourth Payment”);

2.5.1.1.5  payment for all Research and Development Costs on net 45 terms;

2.5.1.1.6  payment for all Packaging and Labeling, on net 45 terms, to the extent not provided by Interpharm pursuant to Section 2.4.1.7 below;

2.5.1.1.7  payment for all raw materials and product components necessary to manufacture the Products, on net 45 terms, to the extent not otherwise provided by Interpharm pursuant to Sections 2.5.1.1.6, 2.5.1.2 or 2.5.1.6 hereof;

2.5.1.1.8  payment of all Tris Manufacturing Costs on net 45 terms; and

2.5.1.1.9  conducting all biostudies for the Products as necessary to obtain FDA marketing approval in the territory.

2.5.1.2  Selecting the API suppliers (including auditing them) and providing to Tris and paying for the APIs necessary to manufacture the Products, and, to the extent available, related substances, impurities and technical packages/dossiers of the Products (the “Product Information”), and testing of samples for microbial contamination during development. In the event that the Product Information is not available, Tris may elect not to proceed with the specified Product under this Agreement by giving notice to Interpharm in writing. Upon receipt of written notice from Tris, Interpharm shall have the right (i) not to continue with said Product, thereby reducing the number of Products in Exhibit A by one (1) or (ii) to select a Replacement Product pursuant to the provisions of Section 2.5.3, including Section 2.5.3.1. Should Interpharm elect to reduce the number of Products pursuant to clause (i) of this Section 2.5.1.2, it shall have the right to recover the “Penalty” (as defined in Section 2.5.3.1 below). Any such recovery will be applied against future payments owed to Tris, whether pursuant to Section 2.5.1.1 or Section 3.1, as designated by Interpharm, in its sole discretion.

2.5.1.3  Supplying to Tris samples of the branded, and if generic versions of the branded Product are sold commercially, samples of the generic versions of the Products which Tris is requested to develop.
                2.5.1.4  obtaining approval of, and maintenance of, any ANDAs for a Product and if required by FDA. If any other federal or foreign government or regulatory submissions or agreements are required to manufacture a Product in accordance with the ANDAs, Interpharm shall be responsible for completing such submissions and for payment of associated fees;

2.5.1.5  Commercialization of the Products and payment of all related costs (“Marketing Costs”);

2.5.1.6  performing an analysis of all Products to determine whether a Product will infringe on the intellectual property of another party (an “IP Analysis”). Interpharm shall perform an IP Analysis within sixty (60) days of receipt from Tris of the Product Details for a Product. In the event that Interpharm believes within the sixty (60) day period that a Product, as formulated in the Product Details, infringes the intellectual property of another party, it shall provide written notice to Tris. Tris shall thereupon advise Interpharm as to whether it agrees with Interpharm’s position. If (i) Tris does agree with Interpharm, or (ii) if it does not, but Interpharm, acting in good faith, remains convinced, after hearing Tris’ arguments, that the Product infringes, the parties shall meet in good faith to decide on a course of action. In the event that the parties are unable to agree on a reformulation plan for the Product so as not to infringe on the intellectual property of another party, Interpharm shall select a Replacement Product with the consent of Tris, such consent not to be unreasonably withheld. In the event that Interpharm selects a Replacement Product, all rights to the original Product shall revert exclusively to Tris; and

2.5.1.7  providing Tris, beginning 180 days after the filing date of each Product ANDA, twelve month sales forecasts for such Product (the “Forecasts”). Interpharm shall have the right, at any time, to amend the Forecasts in good faith based upon changes in market conditions for a Product. The Parties agree to negotiate and finalize a comprehensive manufacturing and supply agreement for the Products within six months from the effective date of this Agreement.

2.5.2  Tris’s Responsibilities.  Tris shall be responsible for:

2.5.2.1  providing Product Details for the Products, as well as conduct stability testing and take all steps necessary for Interpharm to file for an ANDA for each Product.

2.5.2.2  the manufacturing and supply of each Product in the event that an ANDA for a Product is necessary and is obtained. Specifically, Tris shall manufacture, fill, package, label and warehouse each Product in conformity with GMP, the ANDA and all applicable laws and regulations;

2.5.2.3  providing any and all Product Details to Interpharm in the form that may be necessary or required to manufacture a Product, market a Product, obtain an ANDA for a Product, if an ANDA is necessary, for any step necessary in obtaining an ANDA and as may be reasonably requested by Interpharm;

2.5.2.4  conducting any studies (other than the biostudies) required to support an ANDA for a Product or to reply to a deficiency letter from the FDA with respect to a Product, including, but not limited to, stability and microbial testing; and

2.5.2.5  obtaining all equipment necessary to manufacture the Products, and having such equipment validated, prior to completion of development of the first Product listed on Exhibit A.

2.5.2.6 within 5 business days after each shipment of Product, provide Interpharm with a statement of its standard manufacturing costs for the Product (“SMC Statement”). “SMC Statement” shall mean Tris’ good faith estimate of the Manufacturing Costs for a specific shipment of Product.

2.5.2.7 within 45 days after the end of each calendar quarter, provide Interpharm with a true and accurate statement of its manufacturing costs for the Product (“TMC Statement”). “TMC Statement” shall mean Tris’ actual Manufacturing Costs for a specific shipment of Product.

2.5.3  Replacement Products.   With the written consent of Tris, such consent not to be unreasonably withheld, Interpharm may substitute one of the Replacement Products for any Products listed on Exhibit A at any time prior to Tris commencing formulation for a Product listed on Exhibit A; provided, that Interpharm shall only have a right of substitution in the event that one of the following occurs: (1) Tris confirms that it is unable to deliver a formulation for such Product; (2) the commencement of such formulation is delayed; or (3) Interpharm has the right to select a Replacement Product pursuant to Section 2.5.1.7 above.

2.5.3.1 In the event that Interpharm has the right to request a Replacement Product for a Product pursuant to Section 2.5.3 above and Tris withholds consent for more than two (2) Replacement Products for such Product, Interpharm shall have the right not to continue with said Product, thereby reducing the number of Products referred to in Section 2.1 by one (1). In the event that Interpharm exercises its rights under this Section 2.5.3, it shall have the right to recover any amounts paid to Tris under Section 2.4.1.1.4 above, and a pro rata portion of any payment made to Tris under Section 2.4.1.1.1, 2.4.1.1.2 or Section 2.4.1.1.3 above (the “Penalty”). Any such recovery will be applied against future payments owed to Tris, whether pursuant to Section 2.4.1.1 or Section 3.1, as designated by Interpharm, in its sole discretion.

2.6  Tris License.  Tris shall not, at any time during the term of this Agreement, manufacture or sell any Product under License unless, on a product-by-product basis, Interpharm (i) fails to commercially launch a Product within 12 months of FDA approval and such decision to delay the launch of the Product is not the result of (a) an outstanding infringement claim involving the Product or (b) Tris’ inability to manufacture the Product; or (ii) fifteen months after FDA approval of a Product, Interpharm’s market share of that Product is less than 35% of the market share forecast in the initial Forecast under term 2.5.1.7. In the event that Tris wishes to manufacture and/or sell any Product pursuant to this Section 2.6(i) or (ii), it shall first provide Interpharm with at least 90 days prior written notice (a “Tris Manufacturing Notice”). For the sake of clarity, the Tris Manufacturing Notice may not be submitted to Interpharm earlier than 90 days prior to the 12 month or 15 month time point respectively provided in terms 2.6(i) and (ii). “License” shall mean Tris’ limited right to manufacture and/or sell Product under Interpharm’s ANDA which right shall only be triggered under the conditions set forth in this Section 2.6.

ARTICLE III

PROFIT SHARING, EXPENSE RECOVERY, SET ASIDE AND BREACH

      3.1. Profit Sharing.

        3 .1.1  Sales by Interpharm. Upon the commencement of Interpharm’s sale of each Product, under this Agreement, 10% of Net Profits shall be set aside to be distributed to the Parties (the “Liquids Set Aside”), to satisfy each Party’s Liquids Pro Rata Share of the Liquids Set Aside Amount, pursuant to Section 3.1.3.1 of the Solids Agreement, as amended. Tris shall be entitled to receive 40% of the remaining Net Profits after the Liquids Set Aside (the “Tris Payment”). Within twenty (20) business days of the end of each month, Interpharm shall provide to Tris a calculation of the Tris Payment based on monies actually collected and received by it (the “Tris Net Profit Statement”) along with payment in the amount of the Tris Payment. In order for Interpharm to calculate the Tris Payment, Tris must provide to Interpharm, no more than five (5) business days after each shipment of Product to Interpharm, its SMC Statement for the shipment of Product. In the event that Interpharm fails to deliver a Tris Net Profit Statement for any month, which is not the result of Tris’ failure to provide its SMC Statement, Tris shall provide a written notice of such non-delivery to Interpharm after which it shall have an additional five (5) business day to provide the Tris Net Profit Statement. During each following calendar quarter, Interpharm and Tris shall reconcile the SMC Statements against the TMC Statements for the preceding quarter and shall accordingly adjust the Net Profits due to each Party within 90 days from the end of the preceding quarter. With respect to any breaches or disputes that arise pursuant to this Section, Tris’ sole remedy shall be the commencement of arbitration pursuant to Section 8.2.

        3.1.2  Sales by Tris.  In the event that Tris begins sales of a Product pursuant to a Tris Manufacturing Notice, Interpharm shall be entitled to receive its share of the Liquids Set Aside, plus 40% of the remaining Net Profits after the Liquids Set Aside (the “Interpharm Payment”). Within twenty (20) business days of the end of each month, Tris shall provide to Interpharm a calculation of the Interpharm Payment based on monies actually collected and received by it (the “Interpharm Net Profit Statement”) along with payment in the amount of the Interpharm Payment. In the event that Tris fails to deliver an Interpharm Net Profit Statement for any month, Interpharm shall provide a written notice of such non-delivery to Tris after which it shall have an additional five (5) business day to provide the Interpharm Net Profit Statement.

ARTICLE IV

FURTHER OBLIGATIONS OF THE PARTIES

4.1.  Regulatory File Maintenance. Interpharm shall be solely responsible for maintaining the ANDA and all other applicable FDA approvals and registrations to permit the sale of Product.

4.2.  Facility Qualification. Tris shall take all Commercially Reasonable actions to qualify (and thereafter to maintain qualification of) the facility (or facilities) at which Tris will manufacture Products hereunder, as required under applicable law.

4.3.   Adverse Reactions; Recall. In the event Interpharm believes it may be necessary to conduct a recall, field correction, market withdrawal, stock recovery, or other similar action with respect to a Product (a “Recall”), Interpharm shall have sole discretion to make all decisions with respect to such events. To the extent the Recall arises solely from Interpharm acts or omissions in the, marketing, distribution, storage or handling of such Product, the cost of goods sold, distribution expenses and third-party recall expenses (collectively, "Recall Costs") shall be borne by Interpharm. To the extent the recall arises solely from the manufacture of Product or Tris’ breach of this Agreement, the Recall Costs shall be borne by Tris. In the event the Recall is not the fault of either party the Recall Costs shall be borne by the parties equally.

4.4  Audit Rights.

4.4.1  Tris Audit Rights. Tris shall have the right at any time and from time to time to nominate a firm of independent certified public accountants to have access to the financial records of Interpharm relating to Products to verify, at Tris’ expense, Net Profits. In the event that the auditing accountant finds that Interpharm’s calculation of Net Profits, varies from the actual amounts by more than five percent (5%), Tris shall provide Interpharm with notice of the variance. Interpharm shall have thirty (30) days from the receipt of such notice to analyze the variance. At the conclusion of the thirty (30) day period, Interpharm shall either (i) pay the cost of that audit and any monies owed as a result of the variance with interest at five percent (5%) per annum on such amount for the period of time that the variance existed or (ii) provide Tris written notice of any disagreement with Tris’ position (the “Interpharm Notice”). In the event that Tris disagrees with the Interpharm Notice, then Tris’s sole remedy shall be commencement of an arbitration in accordance with Section 8.2.

4.4.2  Interpharm Audit Rights.  Interpharm shall have the right at any time and from time to time to nominate a firm of independent certified public accountants to have access to the financial records of Tris relating to Products to verify, at Interpharm’s expense, Manufacturing Costs. In the event that the auditing accountant finds that Tris’ calculation of Manufacturing Costs, varies from the actual amounts by more than five percent (5%), Interpharm shall provide Tris with notice of the variance. Tris shall have thirty (30) days from the receipt of such notice to analyze the variance. At the conclusion of the thirty (30) day period, Tris shall either (i) pay the cost of that audit and any monies owed as a result of the variance with interest at five percent (5%) per annum on such amount for the period of time that the variance existed or (ii) provide Interpharm written notice of any disagreement with Interpharm’s position (the “Tris Notice”). In the event that Interpharm disagrees with the Tris Notice, then Interpharm’s sole remedy shall be commencement of an arbitration in accordance with Section 8.2.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1. Representations and Warranties by each Party. Each Party hereby represents and warrants to the other party as follows:

5.1.1 Corporate Existence. Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

5.1.2  Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

5.1.3  No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any material contractual obligation of such party.

    5.2  Additional Representations, Warranties and Covenants by Tris.  Tris hereby represents, warrants and agrees with Interpharm that all Product Details provided to, and to be provided to Interpharm, are and will be true and accurate in all respects and will include use of only pharmaceutically accepted products listed in the IIG Guide or GRAS (Generally Recognized as Safe) products.

ARTICLE VI

OTHER AGREEMENTS

6.1.  Ownership of Intellectual Property Rights other than ANDAs. Tris hereby grants to Interpharm a royalty free and fully paid up license to use all technology, discoveries, patent applications, patents, know-how and inventions relating to a Product or any Product Details for a Product in the Territory (the “Interpharm License”). Interpharm may use or exploit the Interpharm License for any purpose whatsoever in the Territory.

6.2  Ownership of ANDAs.  Tris hereby agrees that Interpharm shall have all ownership rights with respect to all Product ANDAs.

ARTICLE VII

CONFIDENTIALITY AND PUBLIC DISCLOSURE

7.1.  Confidentiality. Except for literature and information intended for disclosure to customers, and except as may be required to obtain government approval to manufacture, sell or use a Product, or as may be required under applicable federal securities laws, each Party will treat as confidential the Confidential Information, and will take all necessary precautions to assure the confidentiality of such information. Each party agrees to return to the other party upon the expiration or termination of this Agreement all Confidential Information acquired from such other party, except as to such information it may be required to retain under applicable law or regulation, and except for one copy of such information to be retained by such party’s legal department or outside counsel. Neither Party shall, during the period of this Agreement or for five (5) years thereafter, without the other party’s express prior written consent use or disclose any such Confidential Information for any purpose other than to carry out its obligations hereunder. Each Party, prior to disclosure of such Confidential Information to any employee, consultant or advisor shall ensure that such person is bound in writing to observe the confidentiality provisions of this Agreement. The obligations of confidentiality shall not apply to information that the receiving party is required by law or regulation to disclose, provided however that the receiving party shall so notify the disclosing party of its intent and cooperate with the disclosing party on reasonable measures to protect the confidentiality of the information.

7.2.  Public Disclosure. Except for such disclosure as is deemed necessary, in the reasonable judgment of a Party, to comply with applicable laws, no announcement, news release, public statement, publication, or presentation relating to the existence of this Agreement, the subject matter hereof, or either Party’s performance hereunder will be made without the other Party’s prior written approval, which approval shall not be unreasonably withheld. The Parties agree that they will use reasonable efforts to coordinate the initial announcement or press release relating to the existence of this Agreement so that such initial announcement or press release by each is made contemporaneously.

ARTICLE VIII

TERM; ARBITRATION OF CERTAIN DISPUTES

8.1  Term. Unless sooner terminated as provided in this Agreement, in the event that Interpharm obtains an ANDA for any Products, the term of this Agreement shall be for the same term that the last remaining ANDA for a Product that is valid and in effect.

8.2  Arbitration Procedure.  The Parties hereby agree that only Sections 2.4.1.1, 3.1 and 4.4 of this Agreement shall be subject to arbitration. Any arbitration shall be conducted in accordance with the following provisions:

8.2.1  Any Party seeking to commence an arbitration hereunder shall send a written notice providing the facts underlying the potential arbitration to the other Party. The Parties shall then make a good faith effort to settle the dispute. In the event that the dispute is not settled within thirty (30) days of delivery of the notice, the Party that delivered the notice may commence an arbitration hereunder;

8.2.2  Arbitrations shall be conducted in accordance with the Commercial Rules of the American Arbitration Association (“AAA”) by three arbitrators at a AAA facility in New York City;

8.2.3  The costs of the arbitration and of the Parties in conducted the arbitration, including reasonable attorneys’ fees, shall be borne by the losing Party;

8.2.4  Upon and after the submission of any dispute to arbitration, the Parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement;

8.2.5  Any arbitration award rendered in accordance with the provisions of this Section 8.2 shall be final and binding upon the concerned Parties, and the Parties further agree that such award may be enforced by any court having jurisdiction over the Party against which the award has been rendered or the assets of such Party wherever the same may be located. The arbitrators shall be instructed that any such arbitration shall be completed and an arbitration award issued within three (3) months following the commencement thereof.

8.2.6  Liquidated Damages.  In the event that Interpharm fails to pay a final arbitration award in favor of Tris within thirty (30) days of the rendering of the final award, Interpharm shall pay to Tris liquidated damages of $20,000 in addition to the award. The Parties acknowledge and agree that the sums payable hereunder are liquidated damages and not penalties. The parties further acknowledge that (i) the amount of loss or damages likely to be incurred by Tris is incapable or is difficult to precisely estimate, (ii) the amounts specified bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by Tris in the event that a final arbitration award is not paid promptly, and (iii) the Parties are sophisticated business parties and have been represented by sophisticated and able legal counsel and negotiated this Agreement at arm’s length.

    8.3 Termination by Either Party for Cause.   This Agreement may be terminated prior to the expiration of the Term by either Party if the other Party is subject to a Chapter 7 or other liquidation bankruptcy, dissolution or winding-up of operations (other than dissolution or winding up for the purposes or reconstruction or amalgamation)

       8.4  Effect of Termination.

8.4.1  Upon termination of the Agreement by Tris with respect to a particular Product, the following shall occur:

8.4.1.1  All rights and licenses granted to Interpharm for such particular Product shall terminate immediately;

8.4.1.2  Interpharm shall have no further rights hereunder in the particular Product, and the ANDA for such Product shall revert and be transferred to Tris, subject to Interpharm's option to sell off existing inventory of such particular Product for two (2) years after the termination date;

8.4.2  Upon termination of the Agreement by Interpharm, the following shall occur:

8.4.2.1  All future payment obligations to Tris shall terminate immediately, other than the obligation to pay any amounts that were due and owing prior to the date of termination;

8.4.2.2  Interpharm shall have the unrestricted right to manufacture and sell the Products in or outside of the Territory on a royalty-free basis.

8.4.3 Expiration or termination of this Agreement shall not relieve the Parties of any obligation, including any payment obligation, accruing prior to such expiration or termination. .

8.4.4 Within thirty (30) days following the expiration or termination of this Agreement, the non-terminating Party shall return to the other Party, or destroy, upon the written request of the other Party, any and all Confidential Information of the other Party in its possession and upon a Party's request, such destruction (or delivery) shall be confirmed in writing to such Party by a responsible officer of the other Party.

ARTICLE IX

INDEMNIFICATION

9.1	Indemnification.

9.1.1  Tris Indemnification. Tris agrees to indemnify, defend and hold Interpharm harmless from and against any Losses resulting from or arising out of the execution by Tris of this Agreement, the performance or breach by Tris of its representations, warranties, covenants or obligations under this Agreement, failure by Tris to take any action required to be taken by it (and not by Interpharm) hereunder, at law or otherwise, its manufacturing, storage, handling, packaging or labeling of a Product., or its negligence or willful misconduct in the performance of its obligations hereunder. In the event that Tris markets or sells any Product pursuant to Section 2.6, Tris shall further indemnify, defend and hold Interpharm harmless from and against any Losses resulting from or arising out of Tris’ sale, marketing or commercialization of any Product.

9.1.2  Interpharm Indemnification. Interpharm agrees to indemnify, defend and hold Tris harmless from and against any Losses resulting from or arising out of (i) Interpharm’s breach of its representations, warranties, covenants or obligations under this Agreement, (ii) any act of Interpharm or failure by Interpharm to take any action required to be taken by it (and not by Tris) hereunder, at law or otherwise, (iii) infringement on the intellectual property of a third party, or, subject to Tris’s performance of Section 5.2, (iv) any injuries caused by (a) the marketing or distribution of a Product, or (b) the failure to warn of the risks associated with a Product.

9.1.3  Indemnification Procedure. A Party seeking indemnification (“Indemnified Party”) shall notify, in writing, the other party (“Indemnifying Party”) within fifteen (15) days from the assertion of any claim or discovery of any fact upon which the Indemnified Party intends to base a claim for indemnification. An Indemnified Party's failure to so notify the Indemnifying Party shall not, however, relieve such Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such claim except to the extent that such Indemnifying Party is actually denied, during the period of delay in notice, the opportunity to remedy or otherwise mitigate the event or activity(ies) giving rise to the claim for indemnification and thereby suffers or otherwise incurs additional liquidated or other readily quantifiable damages as a result of such failure. The Indemnifying Party, while reserving the right to contest its obligations to indemnify hereunder, shall be responsible for the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification hereunder. The Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such claim, demand, lawsuit or other proceeding, but with respect to any issue involved in such claim, demand, lawsuit or other proceeding with respect to which the Indemnifying Party has acknowledged its obligation to indemnify the Indemnified party hereunder, the Indemnifying Party shall have the right to select counsel, settle, try or otherwise dispose of or handle such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party shall deem appropriate, subject to any reasonable objection of the Indemnified Party.

          9.1.4 Settlements. The Indemnifying Party shall not have the right to settle or compromise any claim against the Indemnified Party.

ARTICLE X

MISCELLANEOUS

10.1. Independent Contractor. It is understood that each Party is acting as an independent contractor for its own account and this Agreement does not establish a joint venture, agency, partnership or employer/employee relationship between the Parties. Neither Party shall have authority to conclude contracts or otherwise to act for or bind the other Party in any manner.

10.2. Notices. All notices or other communications given pursuant hereto by one party hereto to the other party shall be in writing and deemed given (a) when delivered by messenger, (b) when sent by telecopier, (with receipt confirmed), (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), or (d) five days after being mailed in the U.S., first-class postage prepaid, registered or certified, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other party):

If to Tris, to it at:

Tris Pharma, Inc.
2033 Route 130, Suite D, Monmouth Junction, NJ 08852

Attention: Ketan Mehta

Phone: 732-940-2800; Fax: 732-940-2855

If to Interpharm, to it at:

Interpharm, Inc.
75 Adams Avenue
Hauppauge, New York, 11788
Attention: Kenneth Cappel. Esq.
Facsimile: (631) 952-9587

with a copy to:

Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, New York 10022
Facsimile:  (212) 688-7273

10.3. Assignment. Neither Party shall, without the prior written consent of the other Party having been obtained, assign or transfer this Agreement to any person or entity, in whole or in part, provided that, each Party may assign or transfer this Agreement to any affiliate or to any successor by merger of such Party, or upon a sale of all or substantially all of such Parties assets, provided that such assigning Party shall remain liable for its obligations hereunder. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

10.4.  Severability. If any portion of this Agreement is held invalid by a court of competent jurisdiction, such portion shall be deemed to be of no force and effect and the Agreement shall be construed as if such portion had not been included herein, provided however, if the deletion of such provision materially impairs the commercial value of this Agreement to either party, the Parties shall attempt to renegotiate such provision in good faith.

10.5.  Entire Agreement. This Agreement attached hereto contain the sole and entire agreement and understanding of the parties hereto and their respective affiliates and representatives related to the subject matter hereof and supersede all oral or written agreements concerning the subject matter made prior to the date of this Agreement.

10.6.  Amendment; Waiver. This Agreement cannot be amended, changed, modified or supplemented orally, and no amendment, change, modification or supplement of this Agreement shall be recognized nor have any effect, unless the writing in which it is set forth is signed by Interpharm and Tris, nor shall any waiver of any of the provisions of this Agreement be effective unless in writing and signed by the party to be charged therewith. The failure of either Party to enforce, at any time, or for any period of time, any provision hereof or the failure of either Party to exercise any option herein shall not be construed as a waiver of such provision or option and shall in no way affect that party’s right to enforce such provision or exercise such option. No waiver of any provision hereof shall be deemed to be, or shall constitute, a waiver of any other provision, or with respect to any succeeding breach of the same provision.

10.7. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as though made and to be fully performed therein without regard to conflicts of laws principles thereof.

10.8. Force Majeure.

10.8.1  The obligations of the either Party hereunder shall be suspended during the time and to the extent that such Party is prevented from complying therewith due to any event or circumstances beyond the control and without the fault or negligence of that Party so affected (which circumstance is hereinafter referred to as “Force Majeure”) including but not limited to accidents, perils of navigation, floods, fire, storms, earthquakes, lockouts, explosion, hostilities, war (whether declared or undeclared), civil disturbances, order or acts of any government, whether de jure or de facto or any official purporting to act under authority of any such government, illegality arising from domestic or foreign laws or regulations, insurrections, quarantine or custom restrictions, strikes, lockouts, or other labor difficulty at the parties, or acts of God or other similar events beyond the reasonable control of Interpharm or Tris resulting in hindrance of the performance by either Party of its respective obligations hereunder.

10.8.2  As soon as possible after being affected by a Force Majeure circumstance, the Party so affected shall furnish to the other party all particulars of the Force Majeure and the manner in which its performance is thereby prevented or delayed. The Party whose obligations hereunder have been suspended shall promptly and diligently pursue appropriate action to enable it to lift the Force Majeure situation, except that party shall not be obligated to settle any strike, lockout or other labor difficulty on terms contrary to its wishes. In the event that a Force Majeure circumstance is not resolved within ninety (90) days the other Party may immediately terminate this Agreement.

10.9.   Singular and Plural Forms. The use herein of the singular form shall also denote the plural form, and the use herein of the plural form shall denote the singular form, as in each case the context may require.

10.10   Headings. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

10.11   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

10.12  Arbitration.  Only disputes arising under Sections 2.3.1.1, 3.1 and 4.4 of this Agreement shall be arbitrable. The Parties hereby agree that any other dispute arising under this Agreement shall not be submitted for arbitration and shall not be arbitrable.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

INTERPHARM, INC.

By:

Raj Sutaria, COO

TRIS PHARMA, INC.

By:

Ketan Mehta, CEO and President